James O’Leary

Re: Position as Executive Chariman

This letter (the “Letter Agreement”) is effective as of October 16, 2024 (the “Effective Date”) and confirms the terms of the agreement offered to you by DMC Global Inc. (the “Company”) with respect to your role as Executive Chairman. If you wish to accept this offer, please sign below and return a copy to my attention.
Position as Executive Chairman; Base Salary. As you know, you are a member of the Board of Directors of the Company (the “Board”), and you were appointed Executive Chairman of the Company by the Board effective as of October 16, 2024. Your service as Executive Chairman is at the pleasure of the Board, and subject to your ongoing membership on the Board. During the term of your service as Executive Chairman, you will earn an annual base salary of $500,000 (less applicable taxes, deductions and withholdings, and prorated for any partial year of service as Executive Chairman), paid in accordance with the Company’s standard payroll procedures. In addition, as Executive Chairman, you will be eligible for the restricted stock awards as provided below.
Restricted Stock Awards. The Board has determined that, in your capacity as Executive Chairman, and subject to the terms and conditions of this paragraph, you will receive grants of a restricted stock award (“RSA”) for shares of the common stock of the Company as follows:
•You will receive an initial restricted stock award (“RSA”) for shares of the common stock of the Company with a grant date value equal to $1,000,000.00 (the “Initial RSA Grant”) within thirty (30) days after the Effective Date or soon thereafter. Subject to the terms and conditions of this Letter Agreement, the Initial RSA Grant will fully vest on the first anniversary of the date of the award of the Initial RSA Grant.
•In addition, you will receive another RSA for shares of the common stock of the Company with a grant date value equal to $1,000,000.00 (the “Additional RSA Grant”) within thirty (30) days after the Effective Date or soon thereafter. Subject to the terms and conditions of this Letter Agreement, the Additional RSA Grant will vest over a two-year period following the award of the Additional RSA Grant, with 50% vesting on the first anniversary of the grant date of the award of the Additional RSA Grant, and the remaining 50% vesting on the second anniversary of the grant date of the award of the Additional RSA Grant.

•The Initial RSA Grant and the Additional RSA Grant (each an “RSA Grant” and collectively, the “RSA Grants”) will be subject to the terms and conditions of the DMC Global Inc. 2016 Omnibus Incentive Plan (as amended and any successor plan, the “Stock Plan”) and the applicable award agreements, which have been provided to you in connection with this Letter Agreement.
Benefits. You will be eligible for the Company’s standard benefits available to similarly situated employees of the Company. The Company may amend, modify, terminate or suspend any applicable plans and arrangements at any time. You will be eligible for healthcare benefits on the first of the month following the completion of thirty (30) consecutive days of employment with the Company after your start date. You will be eligible for vacation accrual, which begins with the first day of employment. Should you accept this offer, you will be eligible for four (4) weeks or twenty (20) days of time off. Upon hire, you will be automatically enrolled in the Company’s 401(k) Plan in accordance with its terms. Subject to the terms of the 401(k) Plan, the Company matches your contributions made through payroll starting at 100% of each dollar you contribute up to 3% of your eligible pay and then 50% of each dollar you contribute up to 2% of your eligible pay for a total match of up to 4% of your eligible pay. As a convenience, you will be automatically enrolled in the 401(k) Plan with a before-tax contribution of 5% of your eligible annual base pay with contributions usually starting sixty (60) days after your employment begins. If you do not wish to be automatically enrolled in the Company’s 401(k) Plan or if you wish to contribute a different percentage of eligible pay, you may opt-out or change your contribution election at any time.
Proprietary Information and Inventions Agreement. As an employee of the Company, you may create or have access to information, trade secrets and inventions relating to the business or interest of the Company or other parties with whom the Company has had relationships which is valuable to the Company or such other parties and which may lose value if disclosed. In order to protect such information, you must execute the Company’s standard proprietary information, inventions, and non-solicitation agreement, a copy of which is provided herewith, as a condition of your employment.
At-Will Employment. As an at-will employer, the Company cannot guarantee your employment for any specific duration. You are free to quit and the Company is entitled to terminate your employment at any time, with or without cause or prior warning.

Governing Law and Choice of Forum. This Letter Agreement be governed by and interpreted under the laws of the State of Colorado without regard to its conflict of law principles. The parties hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties or arising out of this Letter Agreement shall be filed, tried and litigated exclusively in a state or federal court located in Colorado. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses for lack of jurisdiction, non-convenience, or proper venue by such courts.
Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same.

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Entire Agreement. By signing this Letter Agreement, you agree that the terms in this Letter Agreement (and the terms set forth in the award agreements for the RSA Grants and the standard proprietary information, inventions and non-solicitation agreement) constitute the entire agreement between the parties with respect to the subject matters hereof and supersede all other agreements or understandings with respect to such matters.
To confirm that you agree to the terms stated in this Letter Agreement, please sign and date an enclosed copy of the Letter Agreement and return a scanned copy of the Letter Agreement to me and to Michelle Shepston.
Sincerely,

/s/ Ouma Sananikone

Name:	Ouma Sananikone
Title:	Lead Independent Director
Date	December 11, 2024

ACKNOWLEDGEMENT:
I accept the offer as set forth above.

By:	/s/ James O'Leary	Date:	December 11, 2024
James O'Leary

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